HSBC BANK USA, NATIONAL ASSOCIATION
125 High Street, 16th Floor
Oliver Street Tower
Boston, MA 02110
Lionbridge Technologies, Inc.

Amended and Restated Senior Credit Facilities
Commitment Letter

November 8, 2014

Lionbridge Technologies, Inc.
Lionbridge International
Lionbridge International Finance Limited
1050 Winter Street, Suite 2300
Waltham, MA 02451 Attention: Re:	Mr. Donald Muir, Chief Financial Officer Ms. Tina Wang, Treasurer Project Horizon

Ladies and Gentlemen:

Lionbridge Technologies, Inc. (“Lionbridge”), and the other Borrowers defined in the Term Sheet defined below (collectively with Lionbridge, the “Borrowers”), have requested (i) that HSBC Bank USA, National Association (“HSBC”) agree to act on an exclusive basis to structure, arrange, underwrite and syndicate senior credit facilities to include (a) a senior secured revolving credit facility in an aggregate amount of $100,000,000 (the “Revolving Credit Facility”) and (b) a senior secured term loan facility in an aggregate amount of $35,000,000 (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”), (ii) that HSBC commit to provide the entire principal amount of the Senior Credit Facilities on the Closing Date (as defined in the Term Sheet), and (iii) that HSBC serve as the sole and exclusive administrative agent for the Senior Credit Facilities (in such capacity, the “Administrative Agent”), which Senior Credit Facilities shall be on the terms and conditions described in the Summary of Terms and Conditions attached hereto as Exhibits A and B (collectively, the “Term Sheet”; together with this commitment letter, the “Commitment Letter”) and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

HSBC is pleased to advise you of (a) its commitment to provide $100,000,000 of the Revolving Credit Facility and (b) its commitment to provide $35,000,000 of the Term Loan Facility, subject to the terms and conditions described in the Commitment Letter and the Fee Letter. In addition, HSBC is pleased to advise you that it is willing to act as Administrative Agent. The Term Loan Facility is being made available to finance the acquisition by Lionbridge or its Subsidiaries, directly or indirectly, of all of the stock or assets of CLS Corporate Language Services Holding AG, a Swiss company (and including all of its subsidiaries, “CLS”) (the “CLS Acquisition”).

It is agreed that HSBC will act as the sole and exclusive Administrative Agent for the Lenders (as defined hereinafter) under the Senior Credit Facilities, and that HSBC will act as the sole and exclusive lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities. Each of the Lead Arranger and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree. You also agree that, effective upon your acceptance of this Commitment Letter and continuing through the earlier to occur of (i) the completion of a Successful Syndication (as defined in the Fee Letter) and (ii) the date that is six (6) months after the earliest of written notice from you to us, or public announcement by you, that the CLS Acquisition will not occur or that you have terminated or withdrawn your offer to consummate the CLS Acquisition or that CLS has rejected your offer to effect the CLS Acquisition or, after acceptance of your offer therefor, has terminated its obligations to consummate such transaction, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facilities or any other senior financing similar to or as a replacement of any component of the Senior Credit Facilities, except with the prior written consent of HSBC.

HSBC intends to syndicate the Senior Credit Facilities to a group of financial institutions identified by us in consultation with you (together with HSBC, the “Lenders”), including Lenders under (and as defined in) your existing Amended and Restated Credit Agreement dated as of October 30, 2013 with HSBC, as Administrative Agent, and the other Lenders party thereto (the “Existing Credit Agreement”). For the purpose of clarity, this syndication effort is not a condition to closing or funding of the Senior Credit Facilities. We intend to commence syndication efforts promptly upon the Borrowers’ public announcement of the proposed CLS Acquisition, and you agree to actively assist us in completing a Successful Syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that HSBC’s syndication efforts benefit materially from your existing lending relationships, (b) arranging for direct communications with prospective Lenders in connection with the syndication of the Senior Credit Facilities (including, without limitation, direct contact between appropriate senior management, representatives and advisors of the Borrowers and its subsidiaries and participation of such persons in such meetings), (c) hosting (including any preparations with respect thereto) with HSBC at places and times reasonably requested by HSBC one or more meetings with prospective Lenders, and (d) as set forth in the next paragraph, assistance in the preparation of materials and customary information memorandum and other customary presentation materials, reasonably acceptable in form and substance to us regarding the business, operations, financial projections and prospects of you and your subsidiaries (including the financial information described in the Term Sheet) including, without limitation, the delivery of all information relating to the CLS Acquisition prepared by or on behalf of you that HSBC deems reasonably necessary to complete the syndication of the Senior Credit Facilities and to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). You hereby authorize HSBC to download copies of your trademark logos from your website and post copies thereof on the SyndTtrak site or similar workspace established by HSBC to syndicate the Senior Credit Facilities and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities. HSBC shall have the right to conduct syndication efforts for a period of at least 45 days prior to the closing of the CLS Acquisition and funding of the Senior Credit Facilities, and your agreements in this paragraph shall continue and survive during the period (the “Syndication Period”) from the date hereof until the earlier to occur of (x) the completion of a Successful Syndication and (y) ninety (90) days after the Closing Date.

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders.

As the Lead Arranger, HSBC will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Lead Arranger, HSBC will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. You waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. Additionally, the Borrowers acknowledge and agree that, as Lead Arranger, neither HSBC or any of its affiliates is advising the Borrowers as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and HSBC shall have no responsibility or liability to the Borrowers with respect thereto. Any review by HSBC of the Borrowers, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of HSBC and shall not be on behalf of the Borrowers.

To assist HSBC in its syndication efforts, you agree promptly to prepare and provide to HSBC all information with respect to the Borrowers and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as HSBC may reasonably request in connection with the arrangement and syndication of the Senior Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to HSBC, the Lenders or any of their respective affiliates by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to HSBC, the Lenders or any of their respective affiliates by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. If, at any time prior to the later of the Closing Date and the expiration of the Syndication Period, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

You acknowledge that (a) HSBC on your behalf will make available the Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic transmission system or otherwise by use of the internet or email, and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrowers, the Guarantors (as referenced in the Term Sheet) and CLS, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that HSBC on your behalf may distribute the following documents to all prospective Lenders (including Public Lenders), unless you advise HSBC in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Senior Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then HSBC will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

As consideration for HSBC’s commitment hereunder and HSBC’s agreement to perform the services described herein, you agree to pay to HSBC the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”).

In addition, you agree to use your best efforts to execute and deliver definitive documentation for the Senior Credit Facilities within sixty (60) days after your public announcement that the CLS Acquisition is pending.

HSBC’s commitments hereunder and agreements to perform the services described herein are subject to the conditions precedent to closing and funding set forth in Exhibit B.

The Borrowers hereby make, as of the date of the Borrowers’ acceptance of this Commitment Letter, the following representations and warranties upon which HSBC is expressly relying in undertaking its commitment hereunder: (i) no Event of Default under (and as defined in) the Existing Credit Agreement exists or is continuing, and (ii) since December 31, 2013, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Existing Credit Agreement) with respect to the Borrowers and their Subsidiaries, taken as a whole.

You agree (a) to indemnify and hold harmless HSBC, the Administrative Agent, the Lead Arranger, each Lender (including, in any event, HSBC) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities, the use of the proceeds thereof or any related transaction, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating, defending or preparing to defend any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise directly and primarily from the willful misconduct or gross negligence of such indemnified person or from a material breach by such indemnified person of its obligations under this Commitment Letter; and (b) to reimburse HSBC and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof, regardless of whether any of the transactions contemplated hereby is consummated. You further agree to pay all reasonable costs and expenses of the Lead Arranger, the Administrative Agent and HSBC and their respective affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its or their rights and remedies hereunder.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent they are found by a final, non-appealable judgment of a court to arise directly and primarily from such indemnified person’s gross negligence or willful misconduct. Neither HSBC nor any other indemnified person shall be liable to you or any other person or entity for any special, indirect, consequential or punitive damages in connection with the Senior Credit Facilities or in connection with its activities related to the Senior Credit Facilities.

In addition, you hereby agree to pay when and as due the fees described in Annex I to the Term Sheet and the Fee Letter.   Once paid, such fees shall not be refundable under any circumstances.  The terms of the Fee Letter are an integral part of HSBC’s commitments hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the commitments hereunder.

This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of HSBC (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and HSBC. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page to this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THAT THE ACQUISITION AGREEMENT AND TERMS REFERENCED THEREIN ARE GOVERNED BY THE LAW OF SWITZERLAND). THE BORROWERS CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN.

This Commitment Letter is delivered to you on the understanding that, until executed by you, neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). In addition, you may disclose this Commitment Letter and a redacted form of the Fee Letter (as approved by HSBC) to CLS.

You acknowledge that HSBC and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. HSBC will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by HSBC of services for other companies, and HSBC will not furnish any such information to other companies. You also acknowledge that HSBC has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) strictly regulates swaps. HSBC is a registered swap dealer. Although the Borrowers are not required under the Existing Credit Agreement to enter into an interest rate swap in connection with the loan facilities provided pursuant to the Existing Credit Agreement, please note that, in the event that any of the Borrowers do enter into any such swap, or any interest rate, currency, foreign exchange, or other hedging agreements (a) the Borrower is not required to enter into the swap with HSBC or any of its affiliates and (b) this Commitment Letter does not constitute and should not be construed as a recommendation to enter into a swap. If you are considering entering into a swap with HSBC, please note that in order for HSBC to comply with certain legal and regulatory requirements under the Dodd-Frank Act applicable to it, if a swap is entered into with HSBC, it must be negotiated and accepted by an individual that is an associated person (as defined in the Commodity Exchange Act) of HSBC. Any and all queries in relation to the swap should be directed to an associated person. Please contact us at 212-525-8000 or speak with your relationship manager for a list of authorized associated persons who can assist you further. If you have any questions regarding the foregoing, please contact Van Buchanan.

HSBC hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Borrowers and their subsidiary guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and their subsidiary guarantors that will allow HSBC to identify the Borrowers and their subsidiary guarantors in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for HSBC and each of its affiliates.

The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or HSBC’s commitment hereunder.

Our engagement and commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (a) the “Long Stop Date” as defined in the Acquisition Agreement (or such later date as may be agreed to by the Administrative Agent) (the “Expiration Date”), and (b) written notice from you to us, or public announcement by you, that the CLS Acquisition will not occur or that you have terminated or withdrawn your offer to consummate the CLS Acquisition or that CLS has rejected your offer to effect the CLS Acquisition or, after acceptance of your offer therefor, has terminated its obligations to consummate such transaction.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on 14, 2014. HSBC’s commitment and agreements herein will expire at such time in the event HSBC has not received such executed counterparts in accordance with the immediately preceding sentence.

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HSBC is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

HSBC BANK USA, NATIONAL ASSOCIATION

By:/s/Manuel Burgueno

Name: Title:	Manuel Burgueno Senior Vice President
Accepted and agreed to as of the date first written above by:
LIONBRIDGE TECHNOLOGIES, INC.
By: /s/ Tina Wang

Name: Tina Wang Title: Treasurer LIONBRIDGE INTERNATIONAL
By: /s/ Tina Wang

Name: Tina Wang Title: Treasurer
LIONBRIDGE INTERNATIONAL FINANCE LIMITED
By: /s/ Tina Wang

Name: Tina Wang

Title: Director and Treasurer